Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory J. McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2009 YEAR END RESULTS

PARK CITY, Utah, Dec. 10/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2009 fourth quarter and year ended September 30, 2009.  Net sales for the fiscal 2009 fourth quarter were $41.4 million compared to $40.9 million for the same quarter of fiscal 2008.  For the fourth quarter of fiscal 2009, net income was $3.2 million, or $0.29 diluted earnings per share, compared to net income of $1.5 million, or $0.14 diluted earnings per share, for the same quarter of fiscal 2008.  Net income for the fourth quarter of fiscal 2008 included a non-cash goodwill impairment charge of $1.8 million after tax, or $0.17 per diluted share.

Net sales for the fiscal year ended September 30, 2009 were $162.3 million compared to $166.9 million for the same period in fiscal 2008.  During the second quarter of fiscal 2009, the Company recorded a non-cash goodwill impairment charge of $37.5 million ($27.3 million after tax, or $2.52 per diluted share for the fiscal year ended September 30, 2009) resulting in a net loss of $(14.0) million, or $(1.29) per diluted share, for the fiscal year ended September 30, 2009, compared to net income of $11.9 million (including the $1.8 million goodwill impairment charge), or $1.07 per diluted share (including the goodwill impairment charge of $0.16 per share), for the same period of fiscal 2008.

Operating cash flow for the fiscal year ended September 30, 2009 was $27.8 million compared to $20.3 million for the same period of fiscal 2008.  This operating cash flow was primarily used to invest $9.2 million in purchases of property and equipment, $4.6 million in the acquisition of a branded natural product business, $4.4 million in repurchases of common stock and $9.5 million to repay net borrowings on the Company’s revolving credit facility.

Bill Gay, chairman and chief executive officer, commented, “Health and natural food store sales improved in the fourth quarter despite the ongoing economic uncertainties and we are hopeful that this strength will continue.  Net income for the fourth quarter remained solid and cash flows increased as a result of inventory reductions.  Gross margins declined slightly due to increased raw material prices and manufacturing overhead costs related to inventory decreases.  Selling, general and administrative expense improvements throughout the fiscal year offset gross margin decreases.  Our core customers are regaining confidence in their businesses and we remain optimistic about the coming year.  Ongoing sales programs and promotions appear to be benefiting stores, consumers and our Company.  It is encouraging that the public market has responded favorably to the Company’s recent addition to the Russell 2000 stock index and we believe our financial strength and position as a value based stock will bring awareness to new investors this coming year.”

Mr. Gay continued, “We believe gross margins will improve in fiscal 2010.  We also expect acquisitions to contribute to sales, profitability, EBITDA and cash flow during fiscal 2010.  The October 9, 2009 acquisition of the Lifetime® brand strengthens our product offerings, especially for those consumers who prefer liquid and powder delivery forms of nutritional supplements.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, VegLife®, KAL®, Nature’s Life®, Sunny Green®, Action Labs®, Natural Balance®, NaturalMax®, bioAllers®, Herbs for KidsTM, Natra-Bio®, NaturalCare®, Zand®, Health from the Sun®, Life-flo®, Larénim®, Living Flower Essences®, Pioneer®, Thompson®, Natural Sport®, Supplement Training Systems®, Premier One®, Montana Big Sky™, ActiPet®, FunFresh Foods™, Dowd & Rogers™, CompliMed®, AllVia™, Oakmont Labs®, Healthway®, Body Gold®, Sayge®, Monarch Nutraceuticals™ and Great Basin Botanicals™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™ and Granola’s™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 4,000 SKUs, including over 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (ii) adverse publicity or negative consumer perception regarding nutritional supplements, (iii) unavailability of desirable acquisitions or inability to complete them, (iv) changes in or new government regulations or increased enforcement of the same, (v) litigation and claims, including product liability, intellectual property and other types, (vi) insurance coverage issues, (vii) increased competition, (viii) increased costs, including from increased energy prices, (ix) the loss of key personnel or the inability to manage our operations efficiently, (x) disruptions from acquisitions including the loss of customers, (xi) issues with obtaining raw materials of adequate quality or quantity, or increases in the cost, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) changes in general worldwide economic or political conditions, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2009 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	September 30,	September 30,
	2009	2008
Assets
Current assets, net	$50,582	$55,577
Property, plant and equipment, net	55,584	52,356
Goodwill	1,177	37,632
Other non-current assets, net	26,617	16,099
	$133,960	$161,664

Liabilities and Stockholders’ Equity
Current liabilities	$18,138	$19,239
Long-term liabilities	20,184	28,965
Stockholders’ equity	95,638	113,460
	$133,960	$161,664

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended September 30,		Twelve months ended September 30,
	2009	2008	2009	2008
Net sales	$41,354	$40,899	$162,346	$166,885
Cost of sales	20,173	18,914	77,137	76,106
Gross profit	21,181	21,985	85,209	90,779
Operating expenses
Selling, general and administrative	15,610	16,434	62,195	66,973
Amortization of intangible assets	217	179	697	701
Impairment of goodwill and intangible asset	—	2,875	37,519	2,875
Income (loss) from operations	5,354	2,497	(15,202)	20,230
Interest and other (income) expense, net	153	262	1,104	1,270
Income (loss) before provision (benefit) for income taxes	5,201	2,235	(16,306)	18,960
Provision (benefit) for income taxes	2,010	708	(2,269)	7,017

Net income (loss)	$3,191	$1,527	$(14,037)	$11,943

Net income (loss) per common share
Basic	$0.30	$0.14	$(1.29)	$1.09
Diluted	0.29	0.14	(1.29)	1.07

Weighted average common shares outstanding
Basic	10,743,463	10,846,018	10,841,383	10,993,505
Diluted	10,827,759	10,966,785	10,841,383	11,127,634

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended September 30,		Twelve months ended September 30,
	2009	2008	2009	2008

Net income (loss)	$3,191	$1,527	$(14,037)	$11,943
Provision (benefit) for income taxes	2,010	708	(2,269)	7,017
Interest and other (income) expense, net (1)	153	262	1,104	1,270
Depreciation and amortization	1,672	1,603	6,631	5,859
Impairment of goodwill and intangible asset (2)	—	2,875	37,519	2,875

Adjusted EBITDA	$7,026	$6,975	$28,948	$28,964

(1)   Includes amortization of deferred financing fees.

(2)   For the twelve months ended September 30, 2009, a non-cash goodwill impairment charge of $37,519 was recorded related to our branded and natural food markets reporting units.  For the three months and twelve months ended September 30, 2008, a non-cash goodwill impairment charge of $2,875 was recorded related to our health food stores reporting unit.